Exhibit 23.1

Leonard W. Burningham

Lawyer

Hermes Building - Suite 205

455 East Fifth South

Salt Lake City, Utah 84111-3323

Of Counsel	Telephone (801) 363-7411
Branden T. Burningham, Esq.	Fax (801) 355-7126
Bradley C. Burningham, Esq.	email lwb@burninglaw.com

October 14, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Via EDGAR

Re:	Consent to be named in the S-8A-2 Registration Statement of PCS Edventures!.com, Inc., an Idaho corporation, also known as “PCS Edventures!, Inc.,” (the “Registrant”), to be filed on or about October 13, 2016, covering the registration and issuance of an additional 2,000,000 shares of common stock to participants in the Registrant’s 2009 Equity Incentive Plan

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

Sincerely yours,

/s/ Leonard W. Burningham
Leonard W. Burningham

LWB/sg

cc: PCS Edventures!.com, Inc.